Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Number 333-180182

Supplementing the Preliminary

Prospectus Supplement dated

November 5, 2014 and the Prospectus

Dated March 16, 2012

$300,000,000

3.80% Senior Notes Due 2024

Leggett & Platt, Incorporated

November 5, 2014

Pricing Term Sheet

This pricing term sheet supplements the preliminary prospectus supplement filed by Leggett & Platt on November 5, 2014 relating to its Prospectus dated March 16, 2012.

Issuer	Leggett & Platt, Incorporated
Expected Issuer Ratings (Moody’s / S&P)*	Baa1 (stable) / BBB+ (stable)
Format	SEC Registered
Principal Amount Trade Date	$300,000,000 November 5, 2014
Settlement Date	November 10, 2014 (T+3)
Maturity	November 15, 2024
Interest Payment Dates	May 15 and November 15 commencing on May 15, 2015
Benchmark Treasury	2.375% due August 15, 2024
Benchmark Treasury Yield	2.351%
Spread to Benchmark Treasury	T + 148 bps
Yield to Maturity	3.831%
Coupon	3.80%
Price to Public	99.744%
Underwriting Discount	0.650%
Price to Issuer	99.094%
Optional Redemption:	Prior to August 15, 2024, T + 25 bps On or after August 15, 2024, at par
CUSIP/ISIN	524660 AX5 / US524660AX50
Joint Book-Running Managers	J.P. Morgan Securities LLC Wells Fargo Securities, LLC U.S. Bancorp Investments, Inc. Mitsubishi UFJ Securities (USA), Inc. SunTrust Robinson Humphrey, Inc.
Co-Managers	BBVA Securities Inc. PNC Capital Markets LLC RBS Securities Inc. TD Securities (USA) LLC BMO Capital Markets Corp. Fifth Third Securities, Inc.

*Note: Security ratings reflect the views of the rating agency only. An explanation of the significance of these ratings may be obtained from the rating agency. Such ratings are not a recommendation to buy, sell or hold securities, but rather an indication of creditworthiness. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if it decides that the circumstances warrant the change. Each rating should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a preliminary prospectus supplement and accompanying prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement for this offering, the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request it by calling J.P. Morgan Securities LLC collect 212-834-4533, Wells Fargo Securities, LLC toll-free at 800-645-3751 or U.S. Bancorp Investments, Inc. toll-free at 877-558-2607.